Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT OF
GERRITY OIL, LLC

           This Limited Liability Company Agreement (this “Agreement”), dated as of July 13, 2012 (the "Effective Date"), is made by and among Gerrity Oil, LLC, a Texas limited liability company (the “Company”), HKN, Inc., a Delaware corporation (“HKN”), and Robert W. Gerrity, a California resident (“Gerrity,” and together with HKN, the “Members”).

ARTICLE I
DEFINITIONS

           1.01              Terms Defined.  When used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means a Person which is directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question.  The term “control,” as used in the immediately preceding sentence, means, with respect to an entity that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of such corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the first paragraph hereto.

“Capital Account” means a capital account established and maintained by the Company for a Member and adjusted in accordance with Section 3.03 of this Agreement.

“Capital Contribution” means the amount of money and the fair market value of property or assets contributed to the capital of the Company by a Member.

“Cash Flow” means, with respect to any period, all cash revenues and funds received by the Company, plus any net reductions in funded reserves of the Company less all cash expenditures made incident to the normal operation of the Company's business and all amounts set aside for such reserves as the Managers in their sole discretion deem to be reasonably required for the operation of the Company's business.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto.  Any reference herein to a specific Section or Sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company” has the meaning set forth in the Recitals hereto.

“Majority” means (i) in the case of the Managers, more than 50% of the Managers, and (ii) in the case of the Units, Units owned by Members representing more than 50% of the Units.

“Managers” means the Managers of the Company as determined pursuant to Section 4.01 hereof.

"Membership Interest" or "Interest" shall mean a Member's ownership interest in the Company and shall be represented by Units.

“Members” means the parties listed in the first paragraph hereto, as long as each such party continues as a Member hereunder, and any other party who has pursuant to the terms hereof been admitted as, and continues to be, a Member of the Company and is shown as such in the books and records of the Company.

“Permitted Transfer” means (i) any Transfer by a Member to an Affiliate of such Member or a trust, partnership or other entity for the benefit of the Member or any of the aforementioned parties or (ii) a Transfer by will or intestate succession or by inter vivos transfer.

“Person” means an individual, partnership, joint venture, corporation, trust, limited liability company, estate or other entity or organization.

“Regulations” means the United States Federal Income Tax Regulations promulgated by the Department of Treasury under the Code, as amended from time to time (including the corresponding provisions of succeeding regulations).

“TBOC” means the Texas Business Organizations Code, and any successor statute.

“TMP” has the meaning set forth in Section 7.05.

“Transfer” means the sale, transfer, conveyance, assignment, pledge, hypothecation, mortgage or other encumbrance or disposition of all or any part of a Unit, whether voluntary or involuntary or by operation of law.

“Unit” means, on and after the date of this Agreement, a unit of membership interest in the Company that is issued and outstanding, having all of the rights and privileges granted to such unit in this Agreement.

1.02           Number and Gender.  Whenever the context requires, references in this Agreement to the singular number include the plural, and the plural number includes the singular, and words denoting gender include the masculine, feminine and neuter.

ARTICLE II
MATTERS REGARDING FORMATION, PURPOSE AND STRUCTURE

2.01           Formation.  A certificate of formation of the Company (the “Certificate”) was filed with the Secretary of State for the State of Texas on July 5, 2012.  Upon the filing of the Certificate, the Company was established as a Texas limited liability company pursuant to the TBOC.

2.02           Name.  The business of the Company shall be conducted under the “Gerrity Oil, LLC” name or such other names as the Managers may designate by ten days written notice delivered to the Members.

2.03           Registered Office and Agent; Principal Place of Business.  The registered office of the Company in the state of Texas shall be located at 180 State Street, Suite 200, Southlake, Texas 76092, and its registered agent for service of process at such address shall be Sarah Gasch.  The principal place of business of the Company in the state of Texas shall be located at 180 State Street, Suite 200, Southlake, Texas 76092.  The Managers may change the principal place of business of the Company to any other place upon ten days written notice to the Members.

2.04           Purposes.  The purposes of the Company are to engage in all phases of the oil and gas business in McKenzie and Williams Counties, North Dakota to include and not be limited to the acquisition of oil and gas leases, fee mineral interests (with or without surface ownership), overriding royalty interests, participating and non-participating royalty interests, production payments, participating in the drilling, completion, operation and maintenance  of oil and gas wells to include and not be limited to recompletions, reworkings, redrilling, sidetracking and all other  oil and gas well operations as a non-operator.  In connection therewith, the Company may enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions, which are necessary or advisable for the carrying out of the foregoing purpose or permitted under the TBOC and applicable law.  No Member shall have any authority to take any action on behalf of the Company that is not consistent with the foregoing purposes.

2.05           Term.  The Company shall continue until terminated pursuant to Section 9.01.

ARTICLE III
CAPITAL CONTRIBUTIONS AND ACCOUNTS

3.01           Classes of Membership Interests.  The Company shall have one class of Membership Interests, referred to herein as “Units.”  Each of the Units held by Members shall have equal rights with respect to cash distributions, allocations of income, gains, losses and deductions and distributions in liquidation and other matters which may impact the holders of Units.  Each Unit shall be entitled to one vote per Unit in respect of matters presented for the votes of Members.

3.02           Capital Contributions; Issuance of Units.  On the date hereof, (i) Gerrity has contributed to the Company the oil and gas assets described in the Contribution Agreement (having a deemed value of $4.0 million) and has received in exchange therefor 4,000,000 Units; and (ii) HKN has contributed to the Company the sum of $4.0 million in cash and has received in exchange therefor 4,000,000 Units.

3.03           Capital Accounts.  The Company shall establish and maintain a capital account (“Capital Account”) for each Member in accordance with Section 704(b) of the Code and Regulations Section 1.704-1(b)(2)(iv).  Except as otherwise provided in this Agreement, the Capital Account balance of each Member shall be credited (increased) by (i) the amount of cash contributed by such Member to the capital of the Company, (ii) the fair market value of property contributed by such Member to the capital of the Company (net of liabilities secured by such property that the Company assumes or takes subject to under Code Section 752), and (iii) such Member's allocable share of Company income and gain (or items thereof) including income and gain exempt from federal taxation and income and gain attributable to adjustments to reflect book value pursuant to Regulations’ Section 1.704-1(b)(2)(iv)(g), but excluding income and gain attributable to tax items which differ as a result of the revaluation of Company property as described in Regulations' Section 1.704-1(b)(4), and the Capital Account balance of each Member shall be debited (decreased) by (i) the amount of cash distributed to such Member, (ii) the fair market value of property distributed to such Member (net of liabilities secured by such property which the Member assumes or takes subject to under Code Section 752), (iii) such Member's allocable share of expenditures of the Company described in Code Section 705(a)(2)(B), and (iv) such Member's allocable share of Company losses, depreciation and other deductions (or items thereof) including loss and deduction attributable to adjustments to reflect book value pursuant to Regulations' Section 1.704-1(b)(2)(iv)(g) but excluding expenditures described in (iii) above and loss or deduction attributable to tax items which differ as a result of the revaluation of Company property or excess percentage depletion as described in Regulations' Section 1.704-1(b)(4)(i) and (ii).  Notwithstanding the foregoing, a Member's Capital Account shall not be adjusted to reflect gain or loss attributable to the disposition of property contributed by such Member to the extent such Member's Capital Account reflected such inherent gain or loss in the property on the date of its contribution to the Company.

3.04           Deficit Capital Account Balances.  No Member with a deficit balance in its Capital Account shall have any obligation to restore such deficit balance, or to make any contribution to the capital of the Company on account thereof, and such negative balance shall not be considered an asset of the Company or of any Member.

3.05           Other Matters Relating to Capital Contributions and Ownership.

(a)           Any Member may loan the Company funds upon such terms and conditions and upon such reasonable interest rates as may be agreed to by the lending Member and the Managers.  However, no Member shall be obligated to lend any funds to the Company. Loans by a Member to the Company shall not be considered contributions to the capital of the Company.  The Company shall execute a note payable to the Member advancing a loan to the Company reflecting the terms and conditions of the loan.  The interest and expense of such a loan shall be paid and charged as an expense of the Company’s business.

(b)           No Member shall be required to make contributions to the capital of the Company except for the contributions reflected in Section 3.02.

(c)           No Member shall be entitled to withdraw, or to obtain a return of, any part of its Capital Contribution to the Company, and no Member shall be liable to any other Member for a return of its Capital Contribution to the Company, except as provided in this Agreement.

(d)           No Member shall be entitled to priority over any other Member, either with respect to a return of its Capital Contribution to the Company, or to allocations of taxable income, gains, losses or credits, or to distributions, except as provided in this Agreement.

(e)           No interest shall be paid on any Member's Capital Contribution.

(f)           Except as otherwise provided in this Agreement, the Company shall not issue, redeem or repurchase any Units or other interests or securities of the Company.

ARTICLE IV
MANAGERS AND OFFICERS

4.01           Managers.

(a)             Subject to the succeeding sentence, the Members shall vote all of their Units for the election of a board of Managers consisting of four persons, two of which shall be designated by Gerrity (such designees to initially be Gerrity (who shall serve as Chairman) and Keith Crouch) and two of which shall be designated by HKN (such designees to initially be Mikel D. Faulkner (who shall serve as Vice Chairman) and Sarah Gasch).  The Managers shall meet at least four times per year (held on a quarterly basis), and the out-of-pocket travel costs associated with attendance of such meetings by the Managers will be reimbursed by the Company.  All four Managers must be present and acting in order for the Managers to take any action.

(b)            The removal of any Manager designated by a Member shall be at such Member's written request and under no other circumstances.  In the event that any Manager designated hereunder by a Member ceases to serve as a Manager, the resulting vacancy shall be filled by a representative designated by such Member.

(c)            The Members acknowledge that HKN may at a future date provide a line of credit or other debt financing to the Company.  In the event that such financing is provided, the Members further acknowledge that the Managers designated by HKN will have inherent conflicts of interest in serving as a Manager of the Company and, to the extent permitted by law, will not owe the customary exclusive fiduciary duty to the other Members; and such designees shall be expressly permitted to take into account the interests of creditors, HKN and its shareholders in addition to the interests of the Company.

(d)            The Managers shall be responsible for the operation and management of the business of the Company and for the implementation of all acts and actions of the Company, and, except as otherwise expressly provided in this Agreement, the Managers shall perform such duties and shall possess all rights and powers generally conferred by applicable law or necessary, advisable or consistent in connection therewith. Unless the context otherwise requires or if this Agreement otherwise requires, any action contemplated under this Agreement to be taken by the Managers shall be deemed the action thereof if taken by all of the Managers.

4.02           General Authority of the Managers.  In no event shall any third party dealing with the Managers with respect to any business of the Company be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the Managers or their authorized representatives. Every contract, agreement or other instrument or document executed by the Managers or their representatives on behalf of the Company (or any one of them) shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that (i) at the time of execution and/or delivery thereof, this Agreement were in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company, and (iii) the Manager or representative was duly authorized and empowered to execute and deliver any and every such instrument and document for and on behalf of the Company.

4.03           Compensation.  The Managers shall not be entitled to receive any compensation from the Company solely for serving as a Manager.  The Managers shall be reimbursed for actual expenditures reasonably incurred in administration of the Company’s business.

4.04           Liability.  Each Manager shall perform his/her duties under this Agreement in good faith, with ordinary prudence and in a manner reasonable under the circumstances in light of its duties to the Company and the holders of Units.  Each Manager may rely and shall be protected in acting or refraining from acting upon any document believed by him to be genuine and to have been signed or presented by the proper party or parties.  Notwithstanding the foregoing, a Manager shall not be liable for the debts, obligations or liabilities of the Company including under a judgment, decree or order of a court.  A Manager shall not be personally liable to the Company or any of its Members for any monetary damages for any act or omission in his capacity as a Manager except to the extent otherwise expressly provided by a statute of the State of Texas.

4.05           Officers.

  (a)           The Managers may, in their discretion, appoint executive officers.  The officers of the Company shall be elected by the Managers and shall have such titles and the authority as determined and delegated by the Managers.  An officer of the Company may also be a Manager.  Any two or more offices may be held by the same person.  The initial officers are:

President                                                      Robert W. Gerrity
Secretary                                                      Sarah Gasch

(b)           The compensation of all officers and agents of the Company shall be fixed by the Managers, subject to the provisions of any employment agreements binding upon the Company.  Notwithstanding the foregoing, Gerrity shall perform his services as both President and Manager without salary through December 31, 2014.

(c)           Each officer of the Company shall hold office until his/her successor is chosen and qualified in his/her stead or until his/her death, resignation or removal from office; and any officer elected or appointed by the Managers may be removed either for or without cause by the Managers, but such removal shall be without prejudice to the contract rights, if any, of the individual so removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Managers.

ARTICLE V
MEMBERS

           5.01           Liability.  Except as otherwise provided in the TBOC or by other applicable law, no Member shall be bound by, or personally liable for, obligations or liabilities of the Company and no Member shall be required to contribute any capital to the Company in excess of its contributions made pursuant to Section 3.02.

           5.02           Management.  Other than designating Managers for such functions, no Member (solely in its capacity as a Member) shall participate in the operation or management of the business of the Company or transact any business for or in the name of the Company, nor shall any Member have any right or power to sign for or bind the Company in any manner.  The right of a Member to consent to and approve of certain matters under the provisions of this Agreement shall not be deemed a participation in the operation and management of the business of the Company, or the exercise of control over the Company's affairs.

5.03           Meetings.  The Company shall not be required to have any meetings of its Members except as otherwise provided in the TBOC.

5.04           Notice of Meeting.  If the Managers determine at any time that a meeting of the Members is required or advisable under the TBOC, written or printed notice stating the place, day and hour of such meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than 30 days before the date of the meeting, either personally, by fax or by mail, by or at the direction of the Person calling the meeting, to each Member entitled to vote at the meeting.

5.05           Quorum.  At each meeting of the Members, the holders of a Majority of the Units issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be required and shall constitute a quorum of the Members for the transaction of business.  If, however, such quorum shall not be present or represented at any meeting of the Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

5.06           Voting by Members.  At any meeting of Members at which a quorum is present, with respect to any matter other than a matter for which the affirmative vote of the holders of a specified portion of the Units entitled to vote is required by the TBOC, the affirmative vote of the holders of a Majority of Units shall be the act of the Members, unless otherwise provided in the Certificate or this Agreement.

5.07           Telephone Meetings.  Subject to applicable notice provisions and unless otherwise restricted by the Certificate, Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person at such meeting.

5.08           Voting Procedure.  At any meeting of the Members or in connection with any action taken without a meeting in accordance with this Agreement, every Member having the right to vote shall be entitled to vote in person, by proxy appointed by an instrument in writing subscribed by such Member, or by its duly authorized attorney-in-fact, as the case may be.  Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.  Such proxy shall be filed with the Secretary of the Company, if any, or, if there is no Secretary, the Managers, prior to or at the time of the meeting.

5.09           HKN Fiduciary Duties; Other Business Dealings.    HKN shall be entitled to pursue its existing business activities and any new business opportunities independent of the Company and the other Members and, by virtue of its investment in the Company, shall not be restricted in such pursuit.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

6.01           Allocation of Net Profits and Net Losses.  Except as set forth in Section 6.03 hereof, all income, gains, losses and deductions of the Company shall be allocated, for financial accounting and tax purposes, among the Members in proportion to their ownership of Units.

6.02           Distributions to Members.  Except upon liquidation as provided herein, all distributions of cash or property of the Company to the Members shall be made to the Members pro rata in proportion to their ownership of Units.  The timing of all distributions of Company income and capital shall be at the sole discretion of the Managers; provided, however, that the Company will use commercially reasonable efforts to distribute sufficient funds on a quarterly basis to satisfy the tax liabilities of the Members arising from the allocation of the net income of the Company to the Members.

6.03           Tax Allocations – Section 704(c).  In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial fair market value of the property. Any elections or other decisions relating to allocations under this Section 6.03 will be made in any manner that the Managers determine reasonably reflects the purpose and intention of this Agreement.  Allocations under this Section 6.03 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member's Capital Account or share of income, gains, loss or deductions or other items or distributions under any provision of this Agreement.

6.04           Limitations.  Notwithstanding Sections 6.01, 6.02 and 6.03, should any provision conflict with the provisions contained in Regulations §1.704-l(b)(iv), the provisions of said Regulations shall apply so as to cause the Company's provisions relating to allocations and distributions to be in compliance with Regulations. In addition, the deduction for depletion with respect to each oil and gas property of the Company shall be computed separately for each Member in accordance with Code Section 613A(c)(7)(D) for federal income tax purposes.

6.05           Withholding.  If the Company is required by law to pay any tax that is specifically attributable to a Member (or the status of a Member), including, without limitation, federal or state withholding taxes, state personal property taxes, and state unincorporated business taxes, then such Member shall indemnify and reimburse the Company for the amount of such tax (including, without limitation, any interest or penalties).  The Company may offset distributions to any Member that it is otherwise entitled to receive under this Agreement against such Member’s obligation and to the extent of such distributions are offset such amounts shall be treated as distributed to the Member for all purposes of this Agreement.  A Member’s obligation to indemnify and reimburse the Company under this provision shall survive the Member selling or otherwise disposing of its interest in the Company and the termination, dissolution, liquidation, or winding up of the Company.

6.06           Payment of Costs and Expenses.  The Company shall be responsible for paying all costs and expenses of forming and continuing the Company, and conducting the business of the Company, including, without limitation, costs of utilities, costs of furniture, fixtures, equipment and supplies, insurance premiums, property taxes, advertising expenses, accounting costs, legal expenses and office supplies.

ARTICLE VII
FISCAL AND TAX MATTERS

7.01           Books and Records.  The Managers shall cause the Company to keep those records and documents required to be maintained by the TBOC and other books and records deemed by the Managers to be appropriate with respect to the Company’s business.  The Managers shall cause the Company to keep full and accurate books and records of all of its transactions in accordance with accepted accounting principles, consistently applied.  All of such books and records shall, at all times, be maintained at the principal place of business of the Company and the Members shall have the right to inspect and copy any of them, at their own expense, during normal business hours.

7.02           Tax Returns.  The Company shall cause to be prepared and delivered to the Members all federal and any required state and local income tax returns for the Company for the preceding fiscal year.  In the event of an audit of the Company's income tax returns, the Company shall retain attorneys, accountants and/or other professionals to participate in such audit in order to contest assertions by the auditing agent that may be materially adverse to the Members.

7.03           Bank Accounts.  The Company shall open and maintain a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured, subject to applicable insurance limitations, by an agency of the United States government, in which shall be deposited all funds of the Company.  There shall be no commingling of the property and assets of the Company with the property and assets of any other Person.

7.04           Examination.  A Member, on written request stating the purpose, may examine and copy, in person or by the Member's representative, at any reasonable time, for any proper purpose, and at the Member's expense, records required to be kept under the TBOC and other information regarding the business, affairs, and financial condition of the Company as is just and reasonable for the person to examine and copy.

7.05           Tax Matters Partner.

(a)           HKN is hereby designated as the tax matters partner (the “TMP”) of the Company (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and reasonable costs associated therewith.  The Members agree to cooperate with the TMP and to do or refrain from doing any or all things reasonably required by the TMP to conduct such proceedings.  The TMP may be removed, and a new TMP designated, upon the vote of a Majority of the Managers.

(b)           Subject to the limitations set forth in this Agreement, the TMP is authorized to:

(i)           enter into a settlement agreement with the Internal Revenue Service with respect to any tax audit or judicial review, in which agreement the TMP may expressly state that the agreement will bind all Members;

(ii)           file a petition for judicial review of a final administrative adjustment pursuant to section 6226 of the Code;

(iii)           intervene in any action brought by any other Member for judicial review of a final administrative adjustment;

(iv)           file a request for an administrative adjustment with the Service at any time and, if any part of the request is not allowed by the Service, to file a petition for judicial review with respect to the request;

(v)           to enter into an agreement with the IRS to extend the period for assessing any United States federal income tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(v)           take any other action on behalf of the Members or the Company in connection with his duties as TMP and any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

(c)           The Company will indemnify and reimburse the TMP for all expenses incurred by it in connection with its duties as TMP and any administrative or judicial proceeding with respect to the tax liabilities of the Members.  Nothing herein shall be construed to restrict the Company from engaging an accounting firm or a law firm to assist the TMP in discharging its duties hereunder.

ARTICLE VIII
CERTAIN TRANSFERS

8.01           Transfers Generally.  A Member may make a Permitted Transfer without the consent of the other Members.  A Permitted Transfer shall not relieve the transferor from any of its obligations under this Agreement.  In the case of an inter vivos Transfer, the Company may require the transferee to deliver to the other Members an irrevocable power of attorney appointing the Member transferring such Units as the attorney-in fact for said transferee with full power and authority to deal in any way with such Units.

8.02           Transferees.  Any transferee to whom any Units may be transferred pursuant to this Agreement shall take such Units subject to all of the terms and conditions of this Agreement applicable to the transferor and shall not be considered to have title thereto until said transferee shall have accepted and assumed the terms and conditions of this Agreement as aforesaid by a written agreement to that effect delivered to the Company, at which time such transferee shall be admitted as a substitute Member and shall succeed to all rights and obligations of its transferor except as such rights may be otherwise limited by other provisions of this Agreement.  The transferee of any Unit shall reimburse the Company for all costs incurred by the Company resulting from such Transfer.

8.03           Deadlock.  In the event that (i) the Managers are unable to reach agreement as to any material matters of business strategy or operations or governance of the Company, (ii) the Members have been unsuccessful in mediating such dispute and (iii) the Members have been unable to arrange a purchase of the Units or a distribution in kind of the net assets of the Company among them as a means of resolving such agreement, the Company will immediately commence to proceed with the process of marketing the Company for sale, including hiring of an investment banker or other intermediary to ensure the most favorable terms for the Members.

ARTICLE IX
DISSOLUTION

9.01           Dissolution.

(a)           It is the intention of the Members that the business of the Company be continued by the Members, or those Members remaining, pursuant to the provisions of this Agreement, notwithstanding the occurrence of any event which would result in a statutory dissolution of the Company pursuant to the laws of the State of Texas, and no Member shall be released or relieved of any duty or obligation hereunder by reason thereof; provided, however, that the business of the Company shall be terminated, its affairs wound-up and its property and assets distributed in liquidation on the earlier to occur of:

(i)           written consent by, the holders of a Majority of the outstanding Units that the Company should be dissolved; or

(ii)           the entry of a decree of judicial dissolution.

(b)           Upon the occurrence of any event set forth in paragraph (ii) of Section 9.01(a), the business of the Company shall be continued pursuant to the provisions of this Agreement if, within a period of 90 days from the date of such occurrence, there is at least one remaining Member, and each remaining Member elects in writing that it be so continued.

9.02           Wind-Up of Affairs.  As expeditiously as possible following the occurrence of an event set forth in Section 9.01(a) giving rise to a liquidation of the Company, except as otherwise specified herein, the Managers shall wind-up the affairs of the Company, distribute Company cash, assets which constitute securities to the Members and/or the proceeds from the sale for cash at the highest price reasonably obtainable of any remaining property in the following order of priority:

(a)           first, to the payment of debts and liabilities of the Company;

(b)           second, to set up any reserves that the Managers deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the business of the Company; and

(c)           third, after all Capital Account adjustments for the Company's taxable year in which the liquidation occurs (including without limitation adjustments required under Regulations Section 1.704-1(b)(2)(iv)(e), relating to distributions in kind) the remainder shall be distributed in accordance with Section 6.02 as if it were a distribution of Cash Flow.  Upon liquidation, prior to making any liquidating distributions hereunder, the Managers are hereby authorized and directed to make any and all special allocations of income, gains, loss and deductions in a manner which results in the Members’ respective Capital Accounts having balances equal to (or as close thereto as possible) the aggregate liquidating distributions that each such Member shall receive hereunder.

ARTICLE X
INDEMNIFICATION

10.01           Right to Indemnification.  The Company, to the fullest extent permitted by law, shall indemnify and hold harmless the Managers, the officers, the Members and all the representatives of the Managers, the Members and their respective Affiliates (individually an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of the business of the Company (regardless of whether an Indemnitee remains in the capacity for which such Indemnitee is entitled to indemnification at the time any such liability or expense is paid or incurred) if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in the interests of the Company and the conduct was not unlawful and/or did not constitute intentional misconduct, gross negligence or fraud.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.  Any indemnification hereunder shall be satisfied solely out of the assets of the Company (or from insurance permitted to be obtained by the Company) and no Member shall be subject to any personal liability by reason of these indemnification provisions.

10.02           Expenses.  Expenses (including reasonable legal fees and expenses and court costs) incurred in defending any proceeding specified in Section 10.01 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction, that the Indemnitee is not entitled to be indemnified by the Company hereunder.

10.03           Non-exclusivity.  The indemnification provided by this Agreement shall be in addition to any other rights to which each Indemnitee may be entitled under the Certificate, any agreement, as a matter of law or otherwise, and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of such Indemnitee.

ARTICLE XI
MISCELLANEOUS

11.01           Amendments.  This Agreement may be amended only upon a written instrument signed by Members owning at least a Majority of the outstanding Units; provided, however, that no such amendment which adversely affects (i) the voting or liquidation rights of any Units or (ii) the interest of any Member in profits or losses or distributions of Cash Flow or (iii) this Section 11.01 shall become effective without the consent of such Member.

11.02           Partition.  No Member shall be entitled as a matter of law to a partition of any other assets of the Company, notwithstanding any provision of law to the contrary.

11.03           Notices.  Any notice, consent, demand, request, approval or other communication to be given hereunder by any party to another shall be deemed to have been duly given if given in writing and personally delivered or sent by overnight delivery service, facsimile transmission, or United States mail, registered or certified, postage prepaid, with return receipt requested, to the executive office of the Company.  Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the third calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

11.04           Provisions Severable.  Every provision of this Agreement is intended to be severable and, if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.05           Counterparts.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

11.06           Successors and Assigns.  This Agreement and any amendments hereto shall be binding upon and, to the extent expressly permitted by the provisions hereof, shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

11.07           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law.

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been executed by the Members to be effective as of the Effective Date.

Gerrity Oil, LLC

By:	/s/ Robert W. Gerrity
Robert W. Gerrity, President

HKN, Inc.

By:	/s/ Mikel D. Faulkner
Mikel D. Faulkner, President and CEO

Robert W. Gerrity

By:	/s/ Robert W. Gerrity
Robert W. Gerrity